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                                                                    EXHIBIT 3.02

                             SECURED PROMISSORY NOTE

$76,000                                                         November 1, 2006

     FOR VALUE RECEIVED, the undersigned, UNITED MEDICORP, INC., a Delaware corporation ("BORROWER"), hereby promises to pay to STEVENS FINANCIAL GROUP, L.L.C., an Illinois limited liability company ("LENDER"), or order, the principal sum of Seventy Six Thousand Dollars ($76,000), together with accrued interest as provided herein. This Note is being issued pursuant to the Purchase Agreement, dated as of the date hereof, between Borrower and Lender (the "PURCHASE AGREEMENT").

A. INTEREST. Interest shall accrue with respect to the principal sum hereunder at fifteen percent (15%) per annum. However, if an Event of Default, as defined herein, occurs and is continuing, then interest shall accrue at seventeen percent (17%) per annum. Interest payable hereunder shall be calculated on the basis of a three hundred sixty (360) day year for actual days elapsed. This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under the laws of the State of Illinois as applicable to Borrower. If, from any circumstances whatsoever, fulfillment of any provision of this Note or of any of the other Transactions Documents shall, at the time performance of such provisions shall be due, involve the payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if, from any circumstances, Lender shall ever receive as interest an amount which would exceed the highest lawful rate applicable to Borrower, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and not to the payment of interest.

B. PAYMENT.

     1. Scheduled Payment. The principal indebtedness, together with all accrued interest, shall be payable in full on December 1, 2006 (the "MATURITY DATE").

     2. Prepayment. Borrower shall have the right to prepay, in whole or in part, the principal of this Note.

     3. Form of Payment. Principal and interest and all other amounts due hereunder are to be paid in lawful money of the United States of America in federal or other immediately available funds.

C. SECURITY INTEREST AND GUARANTY.

     1. Security Interest. Borrower's obligations hereunder are secured by Borrower's grant of a security interest to Lender in all of Borrower's (i) personal property pursuant to the Security Agreement dated as of the date hereof, between Borrower and Lender (the "SECURITY AGREEMENT") and (ii) real property pursuant to the Deed of Trust dated as of the date hereof

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relating to Borrower's real property located at 200 N. Cuyler Street, Pampa,
Texas 79065 (the "DEED OF TRUST") (collectively, the "COLLATERAL").

     2. Guaranty. Borrower's obligations hereunder are guaranteed by that certain guaranty dated of even date herewith and executed by United Moneycorp, Inc. ("UMY") in favor of Lender, pursuant to which UMY is guaranteeing all of the Borrower's obligations hereunder.

D. EVENTS OF DEFAULT. During the continuance of an Event of Default, as defined in the Security Agreement, Lender shall have the right to exercise its rights and remedies with respect to Borrower and the Collateral as provided in the Security Agreement and the Deed of Trust.

E. OTHER PROVISIONS.

     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Security Agreement.

     2. Governing Law; Venue. This Note shall be governed by the laws of the State of Illinois, without giving effect to conflicts of law principles. All actions or proceedings arising in connection with this Note shall be conducted in accordance with Section 9(c) of the Purchase Agreement.

     3. Notices. Any notice or communication required or desired to be served, given or delivered hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as provided in Section 9(d) of the Purchase Agreement.

     4. Lender's Rights; Borrower Waivers. Lender's acceptance of partial or delinquent payment from Borrower hereunder, or Lender's failure to exercise any right hereunder, shall not constitute a waiver of any obligation of Borrower hereunder, or any right of Lender hereunder, and shall not affect in any way the right to require full performance at any time thereafter. Borrower waives presentment, diligence, demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. In any action on this Note, Lender need not produce or file the original of this Note, but need only file a photocopy of this Note certified by Lender be a true and correct copy of this Note in all material respects.

     5. Enforcement Costs. Borrower shall pay all costs and expenses, including reasonable attorneys' fees and expenses Lender expends or incurs in connection with the enforcement of this Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Note, or the protection or preservation of any rights of the holder hereunder.

     6. Severability. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is prohibited by or invalid under applicable law, it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Note.


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     7. Amendment Provisions. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Borrower and Lender.

     8. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns; provided, however, that (i) Borrower's rights and obligations shall not be assigned or delegated without Lender's prior written consent, given in its sole discretion, and any purported assignment or delegation without such consent shall be void ab initio, and (ii) Lender may not assign, transfer or otherwise convey this Note to any Person that is not an Affiliate of Lender.

     9. Time of Essence. Time is of the essence of each and every provision of this Note.

     10. Joint Preparation. Borrower and Lender acknowledge that this Note was jointly prepared by them, by and through their legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of Borrower or Lender, but otherwise according to the application of the rules on interpretation of contracts.

     11. Headings. Section headings used in this Note have been set forth herein for convenience of reference only. Unless the contrary is compelled by the context, everything contained in each section hereof applies equally to this entire Note.


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                                        United Medicorp, Inc.


                                        By: /s/ Peter W. Seaman
                                            ------------------------------------
                                            Peter W. Seaman
                                            Chairman and Chief Executive Officer